Exhibit 5.1

Faegre Baker Daniels LLP
600 East 96th Street • Suite 600
Indianapolis • Indiana 46240-3789
Phone +1 317 569 9600
Fax +1 317 569 4800

March 14, 2012

Simon Property Group, Inc.

225 West Washington Street

Indianapolis, Indiana 46204

Ladies and Gentlemen:

We have acted as counsel for Simon Property Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 9,775,000 shares of the Company’s common stock (the “Shares”) pursuant to the joint Registration Statement on Form S-3, Registration Nos. 333-179874 and 333-179874-01 (the “Registration Statement”) filed by the Company and its subsidiary, Simon Property Group, L.P., a Delaware limited partnership (the “Operating Partnership”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of the Registration Statement (including the documents incorporated by reference therein), the prospectus dated March 2, 2012 and the prospectus supplement dated March 8, 2012 (collectively, the “Prospectus”), the Underwriting Agreement dated as of March 8, 2012, among the Company, the Operating Partnership, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. (the “Underwriting Agreement”) and such other documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

On the basis of and subject to the foregoing, we are of the opinion that when the Shares have been issued and delivered in accordance with the Underwriting Agreement, including payment by the underwriters of the amount specified in the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Yours very truly,

/s/ Faegre Baker Daniels LLP